Exhibit (n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of New Mountain Guardian (Leveraged), L.L.C. and

To the Partners of New Mountain Guardian Partners, L.P.:

We have audited the combined statements of assets, liabilities and capital, including the schedule of investments, of New Mountain Guardian (Leveraged), L.L.C. and New Mountain Guardian Partners, L.P. (the “Entities”), as of December 31, 2009 and 2008, and the related combined statements of operations, changes in capital, and cash flows for the year ended December 31, 2009 and for the period October 29, 2008 (commencement of operations) to December 31, 2008, and have issued our report dated June 2, 2010 (included elsewhere in this Registration Statement).  Our audit also included the information as of December 31, 2009, appearing under the caption “Senior Securities” on page 101 of the Prospectus.  This information is the responsibility of the Entities management. Our responsibility is to express an opinion based on our audit.  In our opinion, the information as of December 31, 2009, appearing under the caption “Senior Securities” on page 101 of the Prospectus, when considered in relation to the basic financial statements taken as a whole, is presented fairly in all material respects.

New York, New York

June 2, 2010